Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

Hill-Rom Appoints Steven J. Strobel Chief Financial Officer

CHICAGO, Ill., October 27, 2014 – Hill-Rom (NYSE: HRC) today announced the appointment of Steven J. Strobel as Senior Vice President and Chief Financial Officer (CFO).  Strobel, 56, will join Hill-Rom on November 3, 2014, as Senior Vice President, and will assume the position of Chief Financial Officer on December 1, 2014.

Before joining Hill-Rom, Strobel was Chief Financial Officer of BlueStar Energy, an independent retail energy services company.  Prior to BlueStar, Strobel served as Treasurer and Corporate Controller at Motorola, and in the same positions at Owens Corning.  Before that, he worked at Kraft Foods and American Hospital Supply Corporation.  Most recently, Strobel was President of McGough Road Advisors, a corporate finance consulting firm.  Strobel serves on the Board of Directors of Newell Rubbermaid Inc., where he chairs the Audit Committee.

“I am delighted to welcome someone of Steve’s experience, talent and maturity to Hill-Rom as our CFO,” said John J. Greisch, Hill-Rom’s President and CEO.  “As we continue to execute our strategy to grow and strengthen Hill-Rom, I expect Steve to be a valuable partner and a great asset to our executive team.”

Strobel will be located at Hill-Rom’s executive offices in Chicago, Illinois.

About Hill-Rom
Hill-Rom is a leading global medical technology company with more than 7,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

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